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Gen Announces Appointment of Talbott Roche to Board of Directors
TEMPE, Ariz. & PRAGUE – Oct 9, 2026 – Gen Digital Inc. (NASDAQ: GEN), a global leader dedicated to powering Digital Freedom, today announced the appointment of Talbott Roche to its Board of Directors.
“Talbott brings a strong track record of leading transformation and creating value through strategic expansion,” said Vincent Pilette, CEO of Gen. “Her background building a digital-first fintech platform alongside her experience as a CEO and director is an invaluable combination as Gen continues to innovate and empower people’s digital and financial lives."
Roche currently serves as CEO and President of Blackhawk Network, where she has spent more than 20 years building and scaling the business from an early-stage concept into a global fintech company focused on branded payments, gift cards and prepaid solutions for businesses and consumers. Since becoming CEO in 2016, she has led Blackhawk’s evolution from a physical gift card distribution model into a digital-first, multi-segment fintech platform. During her tenure, Blackhawk has significantly scaled revenues while expanding margins. She has led the company through multiple acquisitions, diversified the business into B2B and supported its global growth.
“Talbott’s experience as a public company director reflects the strong judgment and governance expertise she will also bring to Gen,” said Sue Barsamian, Lead Independent Director of Gen. “Her leadership of Blackhawk Network and deep experience scaling a global, digital-first business make her an excellent addition to our Board as we continue to advance Gen’s strategy and create long-term value for shareholders.”
“I am pleased to join Gen’s Board at a time when digital safety, privacy and financial wellness are increasingly connected,” said Talbott Roche. “Gen has an important mission and a portfolio of trusted brands that reach hundreds of millions of people around the world. I look forward to contributing to the company’s continued growth and impact.”
Talbott’s experience leading trusted consumer businesses through digital transformation and global growth will help advance Gen’s purpose to Power Digital Freedom and create long-term value for Gen.

About Gen
Gen (NASDAQ: GEN) is a global company dedicated to powering Digital Freedom. Through its trusted brands including Norton, Avast, LifeLock, MoneyLion and Engine, Gen helps people protect and take control of their digital and financial lives. As AI reshapes how people discover, decide and transact, Gen is building the security and trust layer to empower people and their agents to navigate digital life more safely. Gen empowers nearly 500 million users in more than 150 countries through its products and services that span cybersecurity, online privacy, identity protection and financial wellness. Learn more at GenDigital.com.
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